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                                                                       Exhibit 5


         [LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY L.L.P. APPEARS HERE]



                                 September 30, 1999




ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, Virginia  22031

       Re:   ICF Kaiser International, Inc.
             Registration Statement on Form S-4
             Registration No. 333-82643
             --------------------------

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (Registration No. 333-82643) (the "Registration Statement") filed by ICF Kaiser International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to (i) redeemable convertible preferred stock (the "Preferred Stock"), (ii) common stock, par value $.01 per share (the "Common Stock"), including Common Stock issuable upon the conversion of the Preferred Stock, and (iii) 15% senior notes due December 31, 2002 (the "New Notes"). The Preferred Stock, the Common Stock and the New Notes will be issuable pursuant to an exchange offer (the "Exchange Offer") to be made by the Company, in exchange for the Company's outstanding 12% Senior Subordinated Notes due 2003 (the "Old Notes"), all as described in the Registration Statement.

     We have reviewed the Registration Statement and the related exhibits, including the form of Certificate of Designation relating to the Preferred Stock and the form of Indenture under which the New Notes will be issuable. In addition, we have examined originals, or copies authenticated to our satisfaction, of such corporate records, certificates and other documents, and such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We have relied upon certificates of officers of the Company as to various factual matters contained in those certificates.

     In our examination of all of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of natural persons executing documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents
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submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have assumed the final forms of the Certificate of Designation and the Indenture will not differ materially from the forms filed as exhibits to the Registration Statement.

     Based on the foregoing, we are of the opinion that:

     1. When (a) the Board of Directors of the Company (the "Board") has taken all necessary action to authorize the issuance and fix the terms of the Preferred Stock pursuant to the authority conferred upon the Board in the Company's Restated Certificate of Incorporation and the Company's By-Laws, (b) the Company's stockholders have approved the issuance of the Preferred Stock to be issued in the Exchange Offer, (c) a Certificate of Designation relating to the Preferred Stock has been filed with the Secretary of State of the State of Delaware, and (d) the Preferred Stock has been issued by the Company in accordance with the terms of the Exchange Offer as contemplated in the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

     2. When (a) the Board has taken all necessary action to authorize the issuance of the Common Stock to be issued in the Exchange Offer, (b) the Company's stockholders have approved the issuance of the Common Stock to be issued in the Exchange Offer, and (c) the Common Stock has been issued by the Company in accordance with the terms of the Exchange Offer as contemplated in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

     3. When (a) the Board has taken all necessary corporate action to authorize the shares of the Common Stock to be issued upon the conversion of the Preferred Stock in accordance with the terms of the Preferred Stock, and (b) shares of Common Stock are issued upon conversion of the Preferred Stock in accordance with the terms of the Preferred Stock, assuming there is a sufficient number of authorized shares of Common Stock at the time of all such issuances of Common Stock upon such conversion, such shares of Common Stock will be validly issued, fully paid and nonassessable.

     4. When the New Notes have been (a) executed by the Company and authenticated by the trustee for the New Notes in accordance with the provisions of the Indenture governing the New Notes, and (b) delivered by the Company in accordance with the terms of the Exchange Offer as contemplated in the Registration Statement, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).
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     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not admit we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules under that Act.


                                    Respectfully submitted,



                                    /s/ Squire, Sanders & Dempsey L.L.P.